Exhibit 99.1

Investor Contact:	Press Contact:

Kenneth Levy	Jordan Hassin
Iridium Communications Inc.	Iridium Communications Inc.
+1 (703) 287-7570	+1 (703) 287-7421
ken.levy@iridium.com	jordan.hassin@iridium.com

IRIDIUM ANNOUNCES FIRST-QUARTER 2021 RESULTS

•	Commences Share Buyback Program

MCLEAN, Va. – April 20, 2021 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the first quarter of 2021 and reiterated its full-year 2021 outlook. Net loss was $5.2 million, or $0.04 per diluted share, for the first quarter of 2021, as compared to net loss of $31.7 million, or $0.24 per diluted share, for the first quarter of 2020. This decrease in net loss was primarily the result of the absence of debt extinguishment costs, which were incurred in the year ago period with Iridium’s refinancing of its senior unsecured notes. Operational EBITDA (“OEBITDA”)(1) for the first quarter was $89.8 million, as compared to $92.1 million for the prior-year period, representing a year-over-year decrease of 2% and an OEBITDA margin(1) of 61%. The change in OEBITDA primarily resulted from service revenue in the prior-year’s quarter being relatively unaffected by the COVID-19 pandemic.

Iridium reported first-quarter total revenue of $146.5 million, which consisted of $116.2 million of service revenue and $30.3 million of revenue related to equipment sales and engineering and support projects. Total revenue increased 1% from the comparable period of 2020, while service revenue was essentially flat to the year-ago period. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 79% of total revenue for the first quarter of 2021.

The Company ended the quarter with 1,518,000 total billable subscribers, which compares to 1,332,000 for the year-ago period and is up from 1,476,000 for the quarter ended December 31, 2020. Total billable subscribers grew 14% year-over-year, driven by growth in commercial and government IoT customers.

“Iridium delivered first quarter results in line with our forecast. While total revenue increased, it’s hard to compare this quarter’s performance to the pre-pandemic period a year earlier. Subscribers grew at a double-digit pace, led by ongoing demand for consumer-oriented IoT devices, and Iridium’s commercial IoT subscribers eclipsed one million users on our network this quarter,” said Matt Desch, CEO, Iridium. Desch added, “We feel very good about Iridium’s ability to accelerate service revenue growth over the balance of the year based upon the positive feedback and activity we are seeing with our business partners.”

Commenting on the Company’s share repurchase program, Desch said, “Iridium retired 1.6 million shares of common stock during the quarter under its recently authorized share repurchase program. The open-market activity reflects our confidence in Iridium’s business prospects and our outlook for strong revenue growth into the future.”

Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 62% of the Company’s total revenue during the first quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•	Commercial service revenue was $90.4 million, down 1% from the year-ago period, due to the prior period being largely unaffected by the global pandemic, as well as lower hosted payload revenue.

•

Commercial voice and data subscribers were essentially flat from the year-ago period at 350,000 customers. Commercial voice and data average revenue per user (“ARPU”) was $39 during the first quarter, compared to $40 in last year’s comparable period. Commercial IoT data subscribers grew 21% from the year-ago period to 1,003,000 customers, driven by continued strength in consumer personal communications devices. Commercial IoT data ARPU was $8.39 in the first quarter, compared to $9.71 in last year’s comparable period.

•

Commercial broadband revenue was $9.4 million, up from $8.7 million in the year-ago period. This rise was primarily attributable to ongoing adoption of Iridium Certus broadband service. Commercial broadband average revenue per user (“ARPU”) was $265 during the first quarter, compared to $267 in last year’s comparable period.

•

Iridium’s commercial business ended the quarter with 1,365,000 billable subscribers, which compares to 1,192,000 for the year-ago period and is up from 1,324,000 for the quarter ended December 31, 2020. IoT data subscribers represented 73% of billable commercial subscribers at the end of the quarter, an increase from 70% at the end of the prior-year period.

•

Hosted payload and other data service revenue was $14.8 million in the first quarter compared to $16.3 million in the prior-year period. This change was due primarily to the recognition of a data billing settlement in the prior year quarter.

Service – Government

Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated.

Under the Enhanced Mobile Satellite Services contract (the “EMSS Contract”), a seven-year, $738.5 million fixed-price airtime contract with the U.S. Air Force Space Command signed in September 2019, Iridium provides specified satellite airtime services, including unlimited global standard and secure voice, paging, fax, Short Burst Data®, Iridium Burst®, RUDICS and Distributed Tactical Communications System services for an unlimited number of Department of Defense and other federal government subscribers. Iridium also provides maintenance and support work for the U.S. government’s dedicated Iridium gateway under two other contracts with the U.S. Air Force Space Command. Iridium Certus airtime services are not included under these contracts and may be procured separately for an additional fee.

•	Government service revenue was $25.8 million in the first quarter and reflected the first step up in revenue under the Company’s EMSS Contract.

•

Iridium’s government business ended the quarter with 153,000 subscribers, which compares to 140,000 for the year-ago period and is up from 152,000 for the quarter ended December 31, 2020. Government voice and data subscribers rose 7% from the year-ago period to 63,000 as of March 31, 2021. IoT data subscribers increased 11% year-over-year and represented 59% of government subscribers, an increase from 58% at the end of the prior-year period.

Equipment

•	Equipment revenue was $24.0 million during the first quarter, up 8% from the prior-year period.

•	In 2021, the Company continues to expect equipment sales in line with 2020 levels.

Engineering & Support

•

Engineering and support revenue was $6.4 million during the first quarter, compared to $7.0 million in the prior year’s quarter, primarily due to the episodic nature of contract work on U.S. government and commercial projects.

Capital expenditures were $9.4 million for the first quarter, which includes $0.6 million of capitalized interest. The Company ended the first quarter with gross debt of $1.63 billion and a cash, cash equivalents and marketable securities balance of $222.3 million, for a net debt balance of $1.41 billion.

During the period ended March 31, 2021, the Company repurchased 1.6 million shares of its common stock under its previously announced $300 million share repurchase program at a total purchase price of $59.3 million. As of March 31, 2021, $240.7 million remained available and authorized for repurchase under this program.

2021 Outlook

The Company reiterated its full-year 2021 outlook and other elements of long-term guidance:

•	Total service revenue growth of approximately 3% for full-year 2021. Total service revenue for 2020 was $463.1 million.

•	Full-year 2021 OEBITDA between $365 million and $375 million. OEBITDA for 2020 was $355.6 million.

•	Negligible cash taxes in 2021. Cash taxes are expected to be negligible through approximately 2023.

•	Net leverage of below 3.5 times OEBITDA at the end of 2022, assuming $300.0 million in share repurchases. Net leverage was 3.9 times OEBITDA at December 31, 2020.

Non-GAAP Financial Measures & Definitions

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company provides Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, share-based compensation expenses and, for periods presented through the first quarter of 2020 only, certain expenses associated with the construction of the Company’s Iridium NEXT satellite constellation, primarily in-orbit insurance. The Company considers the loss on early extinguishment of debt to be financing-related costs associated with interest expense or amortization of financing fees, which by definition are excluded from Operational EBITDA. Such charges are incidental to, but not reflective of, the Company’s day-to-day operating performance. The Company also presents Operational EBITDA expressed as a percentage of GAAP revenue, or Operational EBITDA margin. Operational EBITDA, along with its related measure, Operational EBITDA margin, does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss. In addition, there is no standardized measurement of Operational EBITDA, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. The Company believes Operational EBITDA is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation, but also uses other measurements, such as net income (loss), revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net loss to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures. We do not provide a forward-looking reconciliation of expected full-year 2021 Operational EBITDA guidance as the amount and significance of special items required to develop meaningful comparable GAAP financial measures cannot be estimated at this time without unreasonable efforts.

	Iridium Communications Inc.
	Supplemental Reconciliation of GAAP Net Loss to Operational EBITDA
	(In thousands)
	Three Months Ended March 31,
	2021	2020
GAAP net loss	$(5,183)	$(31,702)
Interest expense, net	22,769	26,444
Income tax benefit	(8,598)	(12,682)
Depreciation and amortization	75,910	75,944
Iridium NEXT expenses, net	—	150
Share-based compensation	4,906	3,707
Loss on extinguishment of debt	—	30,209

Operational EBITDA	$89,804	$92,070

Conference Call Information

As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. Eastern Time on Tuesday, April 20, 2021. Callers should dial 1-412-902-6740 to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. An archive of the webcast will be available following the live conference call.

About Iridium Communications Inc.

Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. In 2019, the company completed a generational upgrade of its satellite network and launched its new specialty broadband service, Iridium Certus. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the Nasdaq Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com.

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total service revenue growth, OEBITDA and cash taxes for 2021; cash taxes and net leverage over the longer-term; anticipated equipment sales for 2021, and expected revenues from its EMSS contract with the U.S. government. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding customer demand for Iridium’s products and services, including demand from the U.S. government; Iridium’s ability to maintain the health, capacity and content of its satellite constellation, and the development of and market for Iridium’s products and services, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption

“Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission (“SEC”) on February 11, 2021, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements are based on information available to it as of the date of this press release and speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.

Iridium Communications Inc.

Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended March 31,
	2021	2020
Revenue:
Service revenue
Commercial	$90,402	$90,975
Government	25,750	25,000

Total service revenue	116,152	115,975
Subscriber equipment	23,953	22,263
Engineering and support service	6,430	7,049

Total revenue	146,535	145,287

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	23,207	21,978
Cost of subscriber equipment sales	13,028	12,274
Research and development	2,717	2,444
Selling, general and administrative	22,657	20,825
Depreciation and amortization	75,910	75,944

Total operating expenses	137,519	133,465

Operating income	9,016	11,822

Other expense, net:
Interest expense, net	(22,769)	(26,444)
Loss on extinguishment of debt	—	(30,209)
Other income (expense), net	(28)	447

Total other expense, net	(22,797)	(56,206)

Loss before income taxes	(13,781)	(44,384)
Income tax benefit	8,598	12,682

Net loss	$(5,183)	$(31,702)

Operational EBITDA	$89,804	$92,070

Iridium Communications Inc.

Summary Revenue and OEBITDA Highlights

(In thousands)

	Three Months Ended March 31,
	2021	2020	% Change
Revenue
Service revenue(1)
Commercial service revenue
Voice and data	$41,424	$42,240	-2%
IoT data(2)	24,754	23,766	4%
Broadband(3)	9,434	8,700	8%
Hosted payload and other data service(4)	14,790	16,269	-9%

Total commercial service revenue	90,402	90,975	-1%

Government service revenue(5)	25,750	25,000	3%

Total service revenue	116,152	115,975	0%

Subscriber equipment	23,953	22,263	8%

Engineering and support(6)
Commercial	746	997	-25%
Government	5,684	6,052	-6%

Total engineering and support	6,430	7,049	-9%

Total revenue	$146,535	$145,287	1%

Operational EBITDA
Operational EBITDA	$89,804	$92,070	-2%

Other
Capital expenditures(7)	$9,417	$9,487

Net debt(8)	$1,411,183	$1,582,711

Cash, cash equivalents and marketable securities	$222,317	$67,289

Term Loan	$1,633,500	$1,650,000
Deferred financing costs	(23,045)	(26,619)

Term Loan, net	$1,610,455	$1,623,381

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)

IoT data service provides a two-way short burst data transmission between Iridium Communications Inc.’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.

(3)	Broadband is comprised of Iridium OpenPort® and Iridium Certus.
(4)

Hosted payload and other services consist primarily of services that do not have traditional billable subscribers. Hosted payload services consist of hosting and data services to our payload customers, Aireon and Harris. Other services include primarily Iridium Communications Inc.’s one-way satellite timing, location, and authentication services (STL) which provides position, navigation and timing technology.

(5)	Government service revenue consists of voice and IoT data subscription-based services provided to agencies of the U.S. government through prime contracts.
(6)

Engineering and support includes maintenance services to the U.S. government’s dedicated gateway and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.

(7)	Capital expenditures based on cash spent in the respective period.
(8)	Net debt is calculated by taking the sum of the gross Term Loan B, gross Notes and gross drawn Revolving Facility, less cash, cash equivalents and marketable securities.

Iridium Communications Inc.

Subscriber Highlights

(In thousands, except ARPU)

	As of March 31,
	2021	2020	% Change
Billable Subscribers (1) (2)
Commercial
Voice and data, IoT data and Broadband service
Voice and data	350	351	0%
IoT data	1,003	830	21%
Broadband (4)	12.0	10.9	10%

Total commercial voice and data, IoT data and Broadband service	1,365	1,192	15%
Government
Voice and data and IoT data service
Voice and data	63	59	7%
IoT data	90	81	11%

Total government voice and data and IoT data service	153	140	9%

Total billable subscribers	1,518	1,332	14%

	Three Months Ended March 31,
	2021	2020	% Change
Net Billable Subscriber Additions From Prior Quarter
Commercial
Voice and data. IoT data and Broadband service
Voice and data	—	(1)	100%
IoT data	41	28	46%
Broadband	0.3	0.1	200%

Total commercial voice and data, IoT data and Broadband service	41	27	52%
Government
Voice and data and IoT data service
Voice and data	1	2	-50%
IoT data	—	3	-100%

Total government voice and data and IoT data service	1	5	-80%

Total net billable subscriber additions	42	32	32%

	Three Months Ended March 31,
	2021	2020	% Change
ARPU (2) (3)
Commercial
Voice and data	$39	$40	-3%
IoT data	$8.39	$9.71	-14%
Broadband	$265	$267	-1%

(1)	Subscribers as of the end of the respective period.
(2)	Billable subscriber and ARPU data is not applicable for Hosted payload and other data service revenue items and is excluded from presentation above.
(3)

Average monthly revenue per unit, or ARPU, is calculated by dividing revenue in the respective period by the average of the number of billable subscribers at the beginning of the period and the number of billable subscribers at the end of the period and then dividing the result by the number of months in the period.

(4)	Broadband is comprised of Iridium OpenPort® and Iridium Certus.